EXHIBIT 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 4th day of April, 2012, by and between EO MACARTHUR LLC, a Delaware limited liability company (“Landlord”), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. 4000 MacArthur, L.P., a Delaware limited partnership (“Original Landlord”), and Tenant entered into that certain Lease dated as of March 23, 2010 (the “Original Lease”) as amended by that certain First Amendment to Lease dated as of September 10, 2010 (“First Amendment”) and that certain Second Amendment to Lease dated as of January 25, 2011 (“Second Amendment”), whereby Tenant leased certain office space in the building located at 4000 MacArthur Boulevard, Newport Beach, California. The Original Lease, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Lease.” Landlord is the successor-in-interest to Original Landlord.

B. By this Amendment, Landlord and Tenant desire to expand and reduce the Existing Premises (as defined below), to extend the Term of the Lease and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T :

1. The Existing Premises. Landlord currently leases to Tenant that certain office space in the Building containing 97,123 rentable square feet located on the first (1st), second (2nd), third (3rd), seventh (7th), eighth (8th) and tenth (10th) floors of the Building (the “Existing Premises”).

2. Simultaneous Expansion and Reduction of the Existing Premises.

2.1. Expansion of the Existing Premises. That certain portion of second (2nd) floor of the Building and the entirety of the ninth (9th) floor of the Building, each as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, are collectively referred to herein as the “Expansion Space.” Tenant shall lease the Expansion Space effective as of January 1, 2013 (“Expansion Commencement Date”). Notwithstanding the foregoing, Landlord shall allow Tenant access to the Expansion Space prior to the Expansion Commencement Date for purposes of constructing Alterations in the Expansion Space, and such access shall be on all the terms and conditions contained in the Lease, except for the payment of Base Rent, Tenant’s Operating Payment and Tenant’s Tax Payment.

2.2. Reduction of the Existing Premises. The entirety of the third (3rd) and eighth (8th) floors, as outlined on the floor plan attached hereto as Exhibit “A-1” and made a part hereof, are collectively referred to herein as the “Reduction Space.” On or before September 1, 2012, Tenant shall surrender and deliver exclusive possession of the eighth (8th) floor portion of the Reduction Space to Landlord in accordance with Article 18 of the Original Lease (however, Tenant’s shall continue to pay Base Rent, Tenant’s Operating Payment and Tenant’s Tax Payment as set forth in the Lease with respect to the eighth (8th) floor portion of the Reduction Space through December 31, 2012), and on or before December 31, 2012, Tenant shall surrender and deliver exclusive possession of the third (3rd) floor portion of the Reduction Space to Landlord in accordance with Article 18 of the Original Lease; provided, however, that Landlord and Tenant acknowledge and agree that they have inspected the Reduction Space prior to the execution and delivery of this Amendment and agreed upon the work that needs to be done in the Reduction Space in order to return the Reduction Space to Landlord in accordance with Article 18 of the Original Lease, which work has been documented in a side letter between the parties. Such inspection and agreement between Landlord and Tenant shall also serve as a baseline for determining what, if any, additional wear and tear is added to the Reduction Space after the date of this Amendment, which has also been documented in such side letter. If Tenant fails to vacate and surrender and deliver exclusive possession of the applicable portion of the Reduction Space to Landlord on or before the applicable date set forth above, the holdover provisions of the Lease shall apply to such portion of the Reduction Space. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Reduction Space; (b) no other person, firm or entity has any right, title or interest in the Reduction Space; and (c) Tenant has the full right, legal power and actual authority to enter into this Amendment and to terminate the Lease as to the Reduction Space without the consent of any person, firm or entity. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the surrender dates set forth above there shall not be any, mechanics’ liens or other liens encumbering all or any portion of the applicable portion of the Reduction Space by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns.

2.3. Additional Terms. The addition of the Expansion Space to the Existing Premises and the deletion of the Reduction Space from the Existing Premises shall, effective as of the Expansion Commencement Date, result in Tenant leasing a total of 88,160 rentable square feet in the Building, as follows: (a) 5,450 rentable square feet on the first (1st) floor of the Building, (b) 24,599 rentable square feet on the second (2nd) floor of the Building, (c) 19,737 rentable square feet on the seventh (7th) floor of the Building, (d) 18,649 rentable square feet on the ninth (9th) floor of the Building, and (e) 19,725 rentable square feet on the tenth (10th) floor of the Building. Effective as of September 1, 2012, all references in the Lease to the “Premises” shall mean and refer to the Existing Premises as decreased by the eighth (8th) floor portion of the of the Reduction Space and effective as of the Expansion Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the Existing Premises as increased by the Expansion Space and decreased by the entirety of the Reduction Space.

3. Extended Term. The Expiration Date shall be extended such that the Lease shall terminate on the December 31, 2019 (“New Expiration Date”). The period from the Expansion Commencement Date through the New Expiration Date is referred to herein as the “Extended Term.” Except as provided in Section 10 below, Tenant shall not have any right to extend the Lease beyond the Extended Term; consequently, Section 2.5 of the Original Lease is deleted.

4. Fixed Rent. During the Extended Term, Tenant shall pay Fixed Rent for the entire Premises as follows:

Period	Monthly Fixed Rent	Monthly Fixed Rent Per Rentable Square Foot
1/1/13 – 7/31/13*	$177,123.93	$2.01

8/1/13 – 12/31/13	$196,596.80	$2.23

1/1/14 – 12/31/14	$202,768.00	$2.30

1/1/15 – 12/31/15	$208,939.20	$2.37

1/1/16 – 12/31/16	$215,110.40	$2.44

1/1/17 – 12/31/17	$221,281.60	$2.51

1/1/18 – 12/31/18	$228,334.40	$2.59

1/1/19 – 12/31/19	$234,505.60	$2.66

*	Subject to abatement or adjustment as set forth in Section 5 below.

5. Fixed Rent Abatement. Notwithstanding anything to the contrary contained in Section 4 above, and provided that no monetary Event of Default or material, non-monetary Event of Default exists during the abatement period, Landlord hereby agrees to abate Tenant’s obligation to pay Fixed Rent for the first (1st) seven (7) full calendar months of the Extended Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Section 15.2(a) of the Original Lease, then as a part of the recovery set forth in Section 15.2(b) of the Original Lease, Landlord shall be entitled to the recovery of the unamortized portion of the Fixed Rent that was abated under the provisions of this Section 5, with amortization calculated on a straight line basis utilizing an eighty-four (84) month amortization schedule commencing as of the Expansion Commencement Date.

Notwithstanding the foregoing, Landlord shall have the right, upon written notice to Tenant (the “Purchase Notice”) delivered on or before December 1, 2012, to purchase the Fixed Rent Abatement Amount by paying to Tenant, during the first calendar week of January, 2013, an amount equal to $1,239,867.51 (the “Fixed Rent Abatement Purchase Price”) If Landlord timely delivers the Purchase Notice, then (i) the provisions of the first paragraph of this Section 5 shall no longer apply, and (ii) Tenant shall pay the amount shown in Section 4 above as the Fixed Rent due hereunder for each of the first (1st) seven (7) full calendar months of the Extended Term.

6. Tenant’s Proportionate Share and Base Year; Capped Expenses. During the Extended Term, Tenant’s Proportionate Share shall be 23.44% (based upon 88,160 rentable square feet in the Premises and 376,075 rentable square feet in the Project) and the Base Year shall be the calendar year 2013. Additionally, Landlord and Tenant acknowledge and agree that the Capped Expenses (as defined in Section 7.1(e) of the Original Lease) provisions of the Lease shall continue to apply during the Extended Term.

7. Proposition 13 Protection. Landlord and Tenant acknowledge and agree that the provisions of Section 7.2(f) of the Original Lease shall apply during the Extended Term as if the entirety of such Section were set forth in this Amendment, except that (a) all references therein to the “initial Term” shall be deemed to be replaced with references to the Extended Term, (b) the “Prop 13 Protection Period” shall be deemed to be the period from January 1, 2013 to December 31, 2015, and (c) all references therein to “the initial Premises only” or “the initial Premises only (excluding any First Offer Space)” shall be deemed to be replaced with references to the Premises described in Section 2.3 above as of the Expansion Commencement Date (excluding the Expansion Option Space or Available Space, as those terms are defined in Sections 11 and 12 below, respectively).

8. Tenant Improvements. Alterations in the Premises shall be installed and constructed in accordance with the terms of Article 5 of the Original Lease and such Alterations must include upgrading the elevator lobbies (including upgrading the finishes therein) on each full floor portion of the Premises. In connection with Tenant’s construction of any Alterations in the Premises using the Landlord’s Contribution (as defined in Section 9 below) and in addition to the costs due under Section 5.5 of the Original Lease, Tenant agrees to pay Landlord a construction management fee equal to two percent (2%) of all soft and hard costs incurred by Tenant in designing and constructing such Alterations. In accordance with Section 5.3 of the Original Lease, Tenant shall, at Tenant’s sole cost and expense, remove any Alterations that are not customary general office tenant alterations (which may include, but not be limited to, supplemental cooling units, lab spaces, enhanced cabling, executive restrooms or internal stairwells installed within the Premises), provided Landlord has notified Tenant that it will be required to remove such Alterations in accordance with Section 5.3 of the Original Lease. Within three (3) business days of Tenant’s substantial completion of the Alterations, Landlord and Tenant shall conduct a walk-through of the Premises and Building and identify any damage to the Building Systems or any Common Areas caused by the Alterations (the “Building Punchlist Items”) and Tenant shall complete, at Tenant’s sole cost and expense, all Building Punchlist Items within thirty (30) days after such walk-through or such longer period of time as may be reasonably necessary to complete the Building Punchlist Items as long as such work commences within such thirty (30) day period and is diligently prosecuted to completion.

9. Landlord’s Contribution. Effective as of the date of this Amendment, Section 5.10 of the Original Lease shall be deleted in its entirety and replaced with the following:

“5.10 Landlord’s Contribution. As used herein “Landlord’s Contribution” shall mean $4,496,160.00 (based upon $51.00 per rentable square foot of the entire Premises as of the Expansion Commencement Date). Landlord’s Contribution shall be paid by Landlord to Tenant for the hard and soft costs incurred by Tenant in connection with Tenant’s design and construction of Alterations in the Premises (however, in no event shall more than $1,322,400.00

(i.e., $15.00 per rentable square foot of the entire Premises as of the Expansion Commencement Date) of the Landlord’s Contribution be applied towards costs incurred by Tenant for phasing relocation costs, trade fixtures, furnishings and furniture (including workstations and work surfaces) acquired by Tenant for the Premises, and/or cabling and other information technology costs) as set forth below.

Provided the Lease is in full force and effect and a monetary or material, non-monetary Event of Default does not exist and provided further that the Alterations covered by the payment request in question have been completed free of mechanics’ liens, Landlord shall pay the Landlord’s Contribution directly to Tenant’s general contractor and/or any other Tenant vendors to whom disbursement is to be made, in installments from time to time as the Alterations progress, but in no event more frequently than once in any calendar month, within twenty-one (21) days of Landlord’s receipt from Tenant of a request for disbursement, which shall be accompanied by the following: (i) copies of all contracts and purchase orders relating to the Alterations from Tenant’s general contractor or any other vendors of Tenant to whom Landlord has been requested to disburse a portion of the Landlord’s Contribution (to the extent not previously provided to Landlord), (ii) a detailed construction schedule and budget, by trade, for the Alterations to be performed (to the extent not previously provided to Landlord), (iii) copies of all governmental approvals required for the Alterations (to the extent not previously provided to Landlord), (iv) conditional lien waivers, on a monthly basis, that comply with the provisions of California Civil Code Section 3262(d) from all contractors, subcontractors and materialmen who shall have performed any work, and (v) a certification by Tenant and Tenant’s architect that the work for which Tenant is seeking reimbursement has been properly performed in accordance with the plans previously approved by Landlord and incorporated into the Premises and that the Alterations comply with all applicable laws.

Further, so long as a monetary or material, non-monetary Event of Default is not occurring under the Lease and the amounts disbursed to Tenant for the Alterations pursuant to this Section are less than the Landlord’s Contribution, then (A) upon substantial completion of the Alterations on the second (2nd) and ninth (9th) floors of the Building (i.e., the Alterations are complete but for minor punch-list items that do not affect Tenant’s ability to use such portions of the Premises) and Tenant’s surrender of the eighth (8th) floor of the Building to Landlord as required under this Amendment, Landlord shall deliver to Tenant a check in an amount equal to the difference between (1) ninety percent (90%) of the Landlord’s Contribution and (2) the lesser of (a) the sum of (i) the portion of the Landlord’s Contribution disbursed under this Section 9 at such time and (ii) the portion of the Landlord’s Contribution that will be disbursed after such time to pay for the remaining Alterations in the Premises based on the construction budget delivered to and approved by Landlord at the time of Landlord’s approval of the Alterations and (b) and ninety percent (90%) of the Landlord’s Contribution, and (B) upon (1) Tenant’s completion of all of the Alterations in the Premises (including the punch-list items with respect thereto), (2) Tenant’s delivery of final and conditional lien releases that comply with the provisions of California Civil Code Section 3262(d) from all contractors providing services or materials in connection with the Alterations, all sign-offs, inspection certificates, permits and other government approvals required to be issued by any governmental entities having jurisdiction thereover, and the temporary certificate of occupancy and/or certificate of completion for the Premises, (3) Tenant’s delivery an estoppel certificate, in form reasonably acceptable to Landlord and Landlord’s mortgagee(s)), and (4) the Building Punchlist Items are completed, Landlord shall deliver to Tenant a check in the amount of the remainder of the Landlord’s Contribution.

Additionally, Tenant shall have the option, exercisable by written notice to Landlord on or before the date that is twelve (12) months following the Expansion Commencement Date, to cause Landlord to fund up to $440,800.00 (i.e., $5.00 per rentable square foot of the entire Premises as of the Expansion Commencement Date) of Tenant’s costs to construct any Alterations in the Premises in excess of the Landlord’s Contribution (the “Amortized Amount’). If Tenant exercises such option, (a) monthly Fixed Rent payable by Tenant throughout the Extended Term shall be increased by an amount sufficient to fully amortize the Amortized Amount throughout the Extended Term based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of twelve percent (12%) per annum, and (b) the parties shall promptly execute at Landlord’s option, a side letter agreement or an amendment to the Lease, in order to memorialize such Amortized Amount and such increase in the monthly Fixed Rent.”

10. Option to Renew.

10.1. Tenant shall have the right, at its option, to extend the Term for a single five (5) year period (the “Extension Term”), provided and upon the condition that at the time of the exercise of the option and upon the commencement of the Extension Term no monetary or material, non-monetary Event of Default shall exist, the Lease shall not have been assigned (other than to a Related Entity) and Mindspeed Technologies, Inc. (the “Named Tenant”) or a Related Entity shall not be subleasing more than fifty percent (50%) of the Premises. The Extension Term shall commence on January 1, 2020 and shall expire on December 31, 2024. Tenant shall give Landlord written notice of Tenant’s intention to exercise such option not earlier fifteen (15) months prior to the New Expiration Date, and not later than twelve (12) months prior to the New Expiration Date, time being of the essence. All of the terms, covenants and conditions of the Lease shall continue in full force and effect during the Extension Term, except that the Rent shall be the greater of (i) the Rent due hereunder immediately prior to the commencement of the Extension Term, or (ii) ninety-five percent (95%) of the Fair Market Rent as determined in accordance with Section 10.2, and Tenant shall have no further right to extend the Term pursuant to this Section 10.

10.2. Within sixty (60) days following Landlord’s receipt of Tenant’s written request therefor, Landlord shall give Tenant notice of its determination of the fair market rent which will be appropriate for the Extension Term (the “Fair Market Rent”), it being agreed that Landlord shall base its determination, as Landlord deems appropriate, upon the then current and projected rents for non-sublease, non-encumbered space in the Building, and in comparable buildings in the John Wayne – Orange County Airport market area of comparable age, size, quality and improvements to the Premises, which are then for rent (or, if none, those rented on an arms-length basis to tenants of similar financial standing during the prior twelve (12) months) or projected to be for rent during the Extension Term, adjusted for any special conditions applicable to such spaces and leases and for location, length of term, amount of space and other factors relevant in computing rent for spaces in the Building, including adjustments for anticipated inflation, fluctuations in market rents and price conditions and adjustments for then-prevailing market concessions for similarly situated tenants entering into similar lease renewals for a similar term, including, if applicable, tenant improvement allowance, leasing commissions, free rent, any “base year” or “expense stop” applicable thereto and other concessions.

10.3. Tenant shall accept or reject Landlord’s determination of the Fair Market Rent for the Extension Term within fifteen (15) days of Tenant’s receipt of Landlord’s notice setting forth the same. In the event Tenant fails to accept or reject in writing Landlord’s determination of the Fair Market Rent for the applicable Extension Term within said fifteen (15) day period, Tenant shall be deemed to have rejected Landlord’s determination of such Fair Market Rent.

10.4. Otherwise, if Tenant rejects (or is deemed to have rejected) Landlord’s determination of the Fair Market Rent, Landlord and Tenant shall use their good faith efforts to agree upon the Fair Market Rent of the Premises during the Extension Term. In the event Landlord and Tenant cannot reach agreement within thirty (30) days after the date of Tenant’s notice rejecting Landlord’s determination of the Fair Market Rent, Landlord and Tenant shall each select a reputable qualified, licensed real estate broker who has at least ten (10) years experience in Orange County and who is familiar with the rentals then being charged in the Building and in comparable buildings (respectively, “Landlord’s Broker” and “Tenant’s Broker”) who shall confer promptly after their selection by Landlord and Tenant and shall use their best efforts to agree upon the Fair Market Rent of the Premises during the Extension Term. If Landlord’s Broker and Tenant’s Broker cannot reach agreement within fifteen (15) days after the date such brokers have been selected, then, within ten (10) days thereafter, they shall designate a third reputable, licensed real estate broker, who has at least ten (10) years experience in Orange County and who is familiar with the rentals then being charged in the Building and in comparable buildings (the “Independent Broker”). Upon the failure of Landlord’s Broker and Tenant’s Broker to agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by a Justice (or the regional equivalent) of the Superior Court (or the regional equivalent) of the State of California upon ten (10) business days notice, or by any other court in Orange County having jurisdiction and exercising functions similar to those exercised by the Superior Court of the State of California. Concurrently with such appointment, Landlord’s Broker and Tenant’s Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker’s estimate of the Fair Market Rent of the Premises during the Extension Term (respectively, “Landlord’s Broker’s Letter” and “Tenant’s Broker’s Letter”). The Independent Broker shall conduct such investigations and hearings as he/she may deem appropriate and shall, within fifteen (15) days after the date of his/her designation, choose either the rental set forth in Landlord’s Broker’s Letter or Tenant’s Broker’s Letter to be the Fair Market Rent for the Premises during the Extension Term, and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

10.5. In the event the Extension Term shall commence prior to a determination for the Fair Market Rent during the Extension Term having been made in accordance with Section 10.4 above, then the rent to be paid by Tenant to Landlord until such determination has been made shall be the annual rent for the twelve (12) month period immediately preceding the commencement of the Extension Term, including all escalations or additional rent payable under the Lease. After such determination has been made for the Fair Market Rent during the

Extension Term, any excess rental for the Extension Term theretofore paid by Tenant to Landlord shall be credited by Landlord against the next ensuing monthly rent payable by Tenant to Landlord and any deficiency in rent due from Tenant to Landlord during the Extension Term shall be paid within thirty (30) days following such determination.

10.6. The parties hereto agree to enter into an amendment of the Lease confirming the exercise of Tenant’s option to extend the Term of the Lease and the amount of the Rent payable during the Extension Term.

10.7. The right to extend the Term for the Extension Term shall be a right personal only to the Named Tenant and any Related Entity and not to any other assignee, subtenant or other transferee of or successor to any portion of Tenant’s interest under the Lease or to the Premises.

11. Expansion Option. Effective as of the date hereof, Section 2.6 of the Original Lease is deleted in its entirety and Tenant’s only rights to lease additional space in the Building shall be as set forth in this Section 11 and Section 12 below. Except as otherwise provided in this Section 11, and provided that an Event of Default does not then exist and the Named Tenant, an Affiliate (as that term is defined in Section 13.8(a) of the Original Lease) or any entity to whom the Lease is assigned pursuant to the terms of Article 13 of the Original Lease (“Assignee”) is occupying the entire Premises, Tenant shall have the following options (the “Expansion Options”) to lease space in the Building: (i) the option to lease at least fifty percent (50%) of the rentable square footage on the third (3rd) floor of the Building, so long as the configuration of any space on the third (3rd) floor that is not leased (A) is contiguous and located at an end of the third (3rd) floor of the Building, (B) does not create exiting issues, and (C) is a marketable space with a marketable entrance, as determined in Landlord’s reasonable discretion, and (ii) if Tenant leases less than all of the third (3rd) floor of the Building when Tenant exercises the first Expansion Option, then the option to lease the balance of the third (3rd) floor of the Building (each, an “Expansion Option Space”) on the terms set forth in this Section 11.

11.1. The Expansion Options shall be exercised by only the Named Tenant, an Affiliate or an Assignee and only in the following manner: (1) Tenant shall deliver written notice to Landlord during the period from January 1, 2013 through and including March 31, 2014 (the “Expansion Period”), stating that Tenant will lease an Expansion Option Space and identifying the square footage of the Expansion Option Space Tenant desires to lease when Tenant exercises the first Expansion Option (the “Expansion Exercise Notice”); and (2) Landlord shall deliver notice (the “Expansion Delivery Notice”) to Tenant, within ten (10) days after Landlord’s receipt of the Expansion Exercise Notice, stating the date on which Landlord shall deliver possession of such Expansion Option Space to Tenant for construction of tenant improvements therein, which delivery date shall occur not less than thirty (30) days and not more than one hundred twenty (120) days after Landlord’s receipt of the Expansion Exercise Notice.

11.2. If Tenant delivers an Expansion Exercise Notice during the Expansion Period, then the term of Tenant’s lease of the applicable Expansion Option Space shall (A) commence upon Landlord’s delivery of such Expansion Option Space to Tenant for construction of tenant improvements therein (however, Tenant’s obligation to pay Rent with respect to such Expansion Option Space shall commence upon the date (the “Expansion Option Space Rent

Commencement Date”) that is the earlier to occur of (1) the date Tenant first conducts business in such Expansion Option Space, or (2) the date that is one hundred fifty (150) days after the date Landlord delivers possession of such Expansion Option Space to Tenant for construction of tenant improvements therein), and (B) be upon all of the same terms and conditions as are applicable to Tenant’s lease of the Premises pursuant to the Lease (including payment of Fixed Rent at the per rentable square foot rates set forth in Section 4 above), except that (i) Tenant’s Proportionate Share and total number of unreserved Parking Spaces shall be revised to reflect the rentable square footage of the initial Premises and such Expansion Option Space, (ii) the seven (7) months of Fixed Rent abatement provided in Section 5 above shall be reduced to the number of months which is equal to (a) seven (7) months multiplied by (b) a fraction (the “Fraction”), the numerator of which is the number of months remaining in the Extended Term as of the Expansion Option Space Rent Commencement Date for such Expansion Option Space, and the denominator of which is 84, (iii) the second (2nd) paragraph of Section 5 above shall not apply to such Expansion Option Space, and (iv) the amounts set forth in Section 9 above shall be reduced by multiplying such amounts by the Fraction (and Tenant shall construct tenant improvements in such Expansion Option Space pursuant to the provisions of Sections 8 and 9 above.

11.3. If Tenant timely delivers the Expansion Exercise Notice, then Landlord and Tenant shall execute an amendment to the Lease, effective as of the date such Expansion Option Space is to be delivered to Tenant, memorializing the terms applicable to Tenant’s lease of such Expansion Option Space pursuant to this Section 11.

11.4. Notwithstanding anything to the contrary contained herein, the Expansion Options shall terminate if (i) the Lease or Tenant’s right to possession of the Premises is terminated, (ii) in the event of any Transfer (other than to a Related Entity), (iii) at the time of the execution of the amendment adding the applicable Expansion Option Space to the Lease, a monetary or material non-monetary Event of Default then exists, or (iv) Tenant has elected (or has been deemed to have elected) not to lease the Available Space pursuant to Section 12 below. The Expansion Options shall be personal to the Named Tenant, an Affiliate or an Assignee, and may not be exercised by any other assignee, subtenant or other transferee of any portion of the Named Tenant’s, an Affiliate’s or an Assignee’s or any Related Entity’s interest in the Lease or to the Premises.

12. Right to Available Space. Except as otherwise provided in this Section 13, and provided that a monetary or material, non-monetary Event of Default does not then exist, and the Named Tenant, an Affiliate or an Assignee is leasing the entire Premises, if at any time during the Expansion Period, the Expansion Option Space (which shall be referred to as the “Available Space” in this Section 12) is the only space in the Building available for lease and Landlord desires to enter into lease for such entire space based upon any lease offer made to, or received from, a third party for such space (“Lease Offer”), then, in such event, Landlord’s ability to accept such Lease Offer shall be conditioned upon Tenant’s failure to exercise the Right to Available Space (as hereinafter defined) in accordance with this Section 12, and Landlord shall deliver written notice (the “Available Space Notice”) to Tenant of the portion of the Available Space to which the Lease Offer applies and the economic terms of the Lease Offer.

12.1. For a period of seven (7) business days following receipt of the Available Space Notice (the “Review Period”), Tenant shall have the right and option (the “Right to

Available Space”), exercisable by written notice to Landlord delivered within the Review Period, to elect to lease all, and not less than all, of the Available Space specified in the Available Space Notice upon all the terms and conditions set forth in the Available Space Notice (except that the term of Tenant’s lease of the Available Space shall be coterminous with the Extended Term); provided, that, Tenant may not exercise the Right to Available Space if a monetary or material, non-monetary Event of Default then exists or Named Tenant, an Affiliate or an Assignee is not then leasing the Premises. If Named Tenant, an Affiliate or an Assignee timely elects to lease the applicable Available Space, then Landlord and Tenant shall execute an amendment to the Lease, effective as of the date such Available Space is to be included as part of the Premises, on the terms set forth in the Available Space Notice and, to the extent not inconsistent with the Available Space Notice, the terms of the Lease other than Section 11 above and this Section 12 (provided, that Tenant’s Proportionate Share shall, to the extent not inconsistent with the terms of the Available Space Notice, be equitably and proportionately increased in proportion to the increase in the square footage of the Premises); however, Tenant shall accept such Available Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements (including, without limitation, any rent credits or abatements) unless otherwise specifically provided for in the Available Space Notice. Notwithstanding anything to the contrary contained herein, if Tenant fails or is unable to timely exercise the Right to Available Space, then the Right to Available Space with respect to the space that is the subject of the Available Space Notice in question shall lapse, time being of the essence with respect to the exercise thereof, and Landlord may lease all or a portion of such Available Space to any third party on any terms Landlord desires, except as provided below. If after Tenant fails or is unable to timely exercise the Right to Available Space, Landlord intends to enter into a lease upon economic terms which are more than seven point five percent (7.5%) more favorable to a third (3rd) party tenant than those set forth in the Available Space Notice (blending all concessions on a straight-line basis over the applicable lease terms), Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the Available Space on such more favorable economic terms. Tenant’s failure to elect to lease the Available Space upon such more favorable economic terms by written notice to Landlord within three (3) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such more favorable economic terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. If Tenant fails to exercise the Right to Available Space, Tenant shall, promptly following Landlord’s request therefor, acknowledge such failure in writing for the benefit of Landlord.

Notwithstanding anything to the contrary in this Section 12, if Landlord does not enter into a lease for the Available Space within twelve (12) months after Tenant fails or is unable to timely exercise the Right to Available Space pursuant to this Section 12, then Tenant’s Right to Available Space shall be reinstated and in full force and effect.

12.2. Notwithstanding anything to the contrary contained herein, the Right to Available Space shall terminate if (i) the Lease or Tenant’s right to possession of the Premises is terminated, (ii) in the event of any Transfer (other than to an Affiliate or an Assignee), or (iii) at the time of the execution of the amendment adding the Available Space to the Lease, a monetary or material, non-monetary Event of Default then exists. The Right to Available Space shall be personal to the Named Tenant, an Affiliate or an Assignee, and may not be exercised by any other assignee, subtenant or other transferee of any portion of the Named Tenant’s an Affiliate’s or an Assignee’s interest in the Lease or to the Premises.

13. Parking. Notwithstanding anything to the contrary in the Lease, effective as of the Expansion Commencement Date, (i) based upon the Parking Ratio set forth in Article 28 of the Original Lease, Tenant shall be entitled to use, and all references in the Lease to the “Parking Spaces” shall mean, two hundred seventy-eight (278) unreserved parking spaces, and (ii) “Reserved Parking Spaces” shall mean collectively (a) up to ten (10) reserved parking spaces in the Building’s parking structure, (b) seven (7) visitor reserved spaces (in the current location in front of the Building), and (c) three (3) “executive” reserved parking spaces, all of which Reserved Parking Spaces shall be in lieu of, not in addition to, the equal number of unreserved Parking Spaces. Tenant’s use of the Parking Spaces (including the Reserved Parking Spaces) shall be subject to all of the terms and conditions of Article 28 of the Original Lease, except that all Parking Spaces and visitor parking validations shall be free of charge during the period from January 1, 2013 through December 31, 2016; thereafter Tenant shall pay (A) the then-current parking rates charged by the Parking Agent for such spaces, which is currently $45.00 per month for unreserved spaces and $100.00 per month for reserved spaces, and (B) the actual price charged by the Parking Agent for visitor parking validations and in no event shall Landlord “mark-up” or otherwise charge a fee for such validations.

14. Electrical Service. Effective as of the Expansion Commencement Date, all references in Section 10.1 of the Original Lease (as restated in Section 1 of the Second Amendment) to “four (4) watts” or “4 watts” shall be deemed deleted and replaced with eight (8) watts.

15. Security Deposit. Tenant has previously deposited with Landlord $176,596.73 as a Security Deposit under the Lease. On or before September 1, 2012, Landlord shall refund the Security Deposit to Tenant by check.

16. Signage. Notwithstanding anything to the contrary in the Lease, Tenant shall be entitled, at Landlord’s sole cost and expense, to (a) one (1) line on the Building directory to display Tenant’s name and location in the Building, and (b) Building-standard identification signage outside of any portion of the Premises that is located on a multi-tenant floor of the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program. Any changes to Tenant’s signage shall be at Tenant’s sole cost and expense.

Additionally, effective as of the date of this Amendment, Exhibit “I” to the Lease is deemed deleted in its entirety and replaced with Exhibit “I” attached hereto, and the costs to fabricate and install the signs depicted on Exhibit “I” and an additional sign not depicted on Exhibit “I” to the new locations depicted on Exhibit “I”, shall be borne by Landlord as long as the signage is generally consistent with the signage shown on Exhibit “I” and the terms of this Section 16. Tenant shall be entitled to place its signage in location ##1, 2 and 3 as indentified on Exhibit “I”. Landlord agrees that, notwithstanding anything to the contrary shown on Exhibit “I” or in the Lease, (a) in no event shall the letters in Tenant’s lobby signage in location ##1 and 3 identified on Exhibit “I” be less than six (6) inches in height and not wider than one (1) glass panel (three (3) feet, four (4) inches maximum width) and the lettering in location #2 shall be as shown on the rendering attached hereto as Exhibit “I” and (b) no tenant that leases less rentable square footage in the Building than Tenant shall be entitled to lobby signage that is more prominent than Tenant’s lobby signage.

Tenant shall be entitled to maintain all other Tenant’s Signage described in the Lease.

17. Landlord’s Books and Records. Effective as of the date of this Amendment, (a) all references in Section 7.8(b) of the Original Lease to “one (1) year” shall be deemed deleted and replaced with two (2) years, and (b) “Tenant’s Representative” shall mean an independent certified public accountant or a consultant not compensated on a contingency fee basis.

18. Holding Over. Effective as of the date of this Amendment, the reference to “the first two (2) months of such holdover” in Section 18.2(a)(i) of the Original Lease shall be deemed deleted and replaced with “the first thirty (30) days of such holdover.” Additionally, Landlord and Tenant acknowledge and agree that if Tenant holds over in a portion, but not all, of the Premises, then the Rent due under Section 18.2 of the Original Lease (as amended in the foregoing sentence) shall not apply to any full floor portions of the Premises in which Tenant is not holding over.

19. Observed Holidays; Current After-Hours HVAC Rate. Effective as of the date of this Amendment, the definition of Observed Holidays in Exhibit B of the Original Lease shall be revised to delete the phrase “and, at Landlord’s discretion, other locally or nationally recognized holidays.” Additionally, notwithstanding anything to the contrary in the Lease, Tenant acknowledges that the current rate for after-hours HVAC service pursuant to Section 10.2 of the Original Lease is $65.00 per hour.

20. Tenant’s Security Guard. From and after the Expansion Commencement Date and provided that Tenant is actually employing a Tenant’s Security Guard in accordance with Section 10.14 of the Original Lease, Landlord shall (i) provide Tenant with a credit against its Fixed Rent for the cost to employ such Tenant’s Security Guard in the amount of $24,228.00 per annum ($2,019.00 per month) during the Extended Term and any extensions thereof, and (ii) allow Tenant to utilize one (1) of the reception areas in the Building lobby as a Security Station for such Tenant’s Security Guard to conduct its duties (and at all times Tenant is utilizing such area, it shall be deemed to be part of the Premises for purposes of Tenant’s insurance and indemnity obligations under the Lease). Tenant shall ensure that the Tenant’s Security Guard conducts its duties in a manner consistent with Section 10.14 of the Original Lease and the first-class nature of the Building and Tenant shall promptly and reasonably cooperate with Landlord to address any reasonable complaints or problems with the scope of the Tenant’s Security Guard’s duties or the manner in which the Tenant’s Security Guard carries out such duties.

21. Assignment and Subletting. Effective as of the date of this Amendment, Article 13 of the Original Lease is amended as follows:

21.1. The following is added as Section 13.7: “Excess Rent. If Landlord shall give its consent to any assignment of the Lease, any sublease or other Transfer or if Tenant shall enter into any other assignment or sublease permitted hereunder, Tenant shall in consideration therefor, pay to Landlord, as additional rent: (a) in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then fair market value thereof) less all expenses reasonably and actually incurred by Tenant on account of legal fees, brokerage commissions and advertising costs and improvement costs in connection with such assignment, provided that Tenant shall submit to Landlord a receipt evidencing the payment of such expenses (or other proof of payment as Landlord shall require, which costs shall be amortized on a straight-line basis over the balance of the Term of the Lease then remaining); and (b) in the case of a sublease or other Transfer, any rents, fifty percent (50%) of additional charges or other consideration payable under the sublease or other Transfer on a per square foot basis to Tenant by the subtenant which is in excess of the Rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then fair market value thereof), less all expenses reasonably and actually incurred by Tenant on account of legal fees, brokerage commissions and advertising costs and improvement costs in connection with such sublease, provided that Tenant shall submit to Landlord a receipt evidencing the payment of such expenses (or other proof of payment as Landlord shall require, which costs shall be amortized on a straight-line basis over the balance of the Term of the Lease then remaining). The sums payable under this Section 13.7 shall be paid to Landlord as and when payable by the subtenant to Tenant.”

22. Building Lobby and Restrooms. Landlord, at Landlord’s sole cost and expense, shall upgrade the restroom finishes and fixtures in all restrooms located on the second, seventh, ninth and tenth floors of the Building and the finishes and fixtures in the restrooms and Building lobby located on the first floor of the Building pursuant to Landlord’s plans and specifications therefor. Landlord shall (A) use commercially reasonable efforts to complete the first floor lobby and restroom refurbishment work by July 1, 2012 and the restroom refurbishment work on the second, seventh, ninth and tenth floors of the Building by April 1, 2013, and (B) coordinate with Tenant with respect to the sequence in which the restroom refurbishment work on the second, seventh, ninth and tenth floors of the Building is completed.

23. Brokers. Each party represents and warrants to the other that no broker, agent or finder, other than Cushman & Wakefield of California, Inc. and Emmes Real Estate Services of California, Inc. (collectively, the “Brokers”), negotiated or was instrumental in negotiating or consummating this Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity, other than the Brokers, who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

24. Defaults. Landlord and Tenant each hereby represent and warrant to the other that, as of the date of this Amendment, the representing party is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that, to the representing party’s actual knowledge, the representing party knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

25. Representations. Tenant or Landlord, as the case may be, represents and warrants to the other party that: (a) Tenant or Landlord, as applicable, is properly formed and validly existing under the laws of the state in which such party is formed and such party is authorized to transact business in the state in which the Building is located; (b) Tenant or Landlord, as applicable, has full right and authority to enter into this Amendment and to perform all of such party’s obligations hereunder; and (c) each person (and both persons if more than one signs) signing this Amendment on behalf of Tenant or Landlord, as applicable, is duly and validly authorized to do so.

26. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Amendment.

27. Counterparts and Fax/Email/Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or e-mail or by a party’s electronic signature, and copies of this Amendment executed and delivered by means of faxed or e-mailed copies of signatures or originals of this Amendment executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this Amendment containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original wet signature page.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord:”

EO MACARTHUR LLC, a Delaware limited liability company

By:	EO MANAGER LLC, a Delaware limited liability company, Its Manager

	By:	/s/ Richard A. C. Coles
	Its:	Richard A. C. Coles

“Tenant”:

MINDSPEED TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Allison K. Garcia
	Print Name:	Allison K. Garcia
	Title:	SVP Human Resources

By:	/s/ Stephen Ananias
	Print Name:	Stephen Ananias
	Title:	CFO

EXHIBIT “A”

OUTLINE OF EXPANSION SPACE

EXHIBIT “A”

1

MINDSPEED
BUILD IT FIRST

MINDSPEED
HEADQUARTERS
KOLL CENTER
4000 MACARTHUR BLVD.
EAST TOWER
NEWPORT BEACH, CA

IA INTERIOR ARCHITECTS

PROGRAM SUMMARY

LEGEND

PRICING PLAN

PP-02

EXHIBIT “A”

EXHIBIT “A-1”

OUTLINE OF REDUCTION SPACE

EXHIBIT “A-1”

EXHIBIT “A-1”

EXHIBIT “I”

SIGNAGE

EXHIBIT “I”

EXHIBIT “I”

EXHIBIT “I”